Exhibit 5.1

April 28, 2021
Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States

First Financial Bankshares, Inc. 400 Pine Street Abilene, Texas 79601	Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel for First Financial Bankshares, Inc., a Texas corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933 (the “Act”) of 2,500,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, which may be issued upon the terms and subject to the conditions set forth in the First Financial Bankshares, Inc. 2021 Omnibus Stock and Incentive Plan (the “Plan”), under the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) April 28, 2021.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the amended and restated certificate of formation of the Company as filed with the Secretary of State of the State of Texas, (iii) the amended and restated bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company and the Company’s shareholders with respect to the Plan, and (v) the Plan.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (vii) the full consideration for each Share, as set forth in the Plan, shall be paid to the Company and in no event shall be less than the par value of such Share, and (viii) compliance in the future with the terms of the Plan by the Company and its employees, officers, the Board of Directors and any committees or individuals appointed to administer the Plan.

Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when offered, issued and delivered by the Company pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of Texas and the federal securities laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP

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